EXHIBIT 99.1

BIO-TECHNE ANNOUNCES APPOINTMENT OF MATTHEW F. McMANUS AS PRESIDENT, DIAGNOSTICS AND GENOMICS SEGMENT

Minneapolis/January 5, 2024/ Bio-Techne Corporation (NASDAQ: TECH) today announced Matthew F. McManus has been appointed President, Diagnostics and Genomics Segment, effective January 8, 2024. Dr. McManus succeeds Kim Kelderman, who will become Bio-Techne’s Chief Executive Officer effective February 1, 2024.

Dr. McManus has over two decades of experience as a senior life sciences leader, most recently serving as Executive Vice President and Chief Operating Officer for Azenta, where he was responsible for Life Sciences Products, Services, and all commercial operations of the business. Previously, Dr. McManus was Senior Vice President and General Manager of Bio-Techne’s Molecular Diagnostics Division following its acquisition of Asuragen, where Dr. McManus served as President and CEO. Dr. McManus currently serves as the Chairman of the Board of Directors for ANSA, a company commercializing disruptive capabilities in gene synthesis and cell & gene therapy markets. Dr. McManus received his M.D. and Ph.D. from the University of Pennsylvania School of Medicine, his MBA from Boston College, and his B.A. in Economics from College of the Holy Cross.

“I am excited for Matt’s return to Bio-Techne,” said Kim Kelderman, Bio-Techne’s Chief Operating Officer and in-coming Chief Executive Officer. “Matt’s successful prior leadership of Bio-Techne’s Molecular Diagnostics Division, combined with his breadth of life science experience and knowledge make him the perfect fit for this role. Matt is the ideal candidate to take the Diagnostics and Genomics Segment through its next phase of growth.”

About Bio-Techne Corporation (NASDAQ: TECH)
Contact: David Clair, Vice President, Investor Relations & Corporate Development
david.clair@bio-techne.com
612-656-4416